Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated October 31, 2016 on the August 31, 2016 financial statements of Guggenheim China All-Cap ETF, Guggenheim China Technology ETF, Guggenheim Solar ETF, Guggenheim S&P Global Water Index ETF, and Guggenheim S&P High Income Infrastructure ETF, which is incorporated by reference in the Registration Statement (Form N-1A) of the Claymore Exchange-Traded Fund Trust 2 to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 298 to the Registration Statement under the Securities Act of 1933 (Form N-1A No. 333-135105).

/s/Ernst & Young LLP

Chicago, Illinois
December 27, 2016